Exhibit 99.4

                   CONTINENTAL AIRLINES, INC.

                        Offer to Exchange

             Pass Through Certificates, Series 1996,

  which have been registered under the Securities Act of 1933,

                           as amended,

                   for any and all Outstanding

             Pass Through Certificates, Series 1996

To Our Clients:

          Enclosed for your consideration is a Prospectus, dated June __, 1996 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") relating to the offer to exchange (the "Exchange Offer") registered Pass Through Certificates, Series 1996 (the "New Certificates") for any and all outstanding Pass Through Certificates, Series 1996 (the "Old Certificates"), upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of Continental Airlines, Inc. (the "Company") contained in the Registration Rights Agreement dated as of January 31, 1996, between the Company and the Initial Purchasers thereto.

          This material is being forwarded to you as the beneficial owner of the Old Certificates carried by us in your account but not registered in your name. A tender of such Old
Certificates may only be made by us as the holder of record and pursuant to your instructions.

          Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Certificates held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

          Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Certificates on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on __, 1996 (the "Expiration Date") (30 calendar days following the commencement of the Exchange Offer), unless extended by the Company. Any Old Certificates tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time on the Expiration Date.

          Your attention is directed to the following:

          1.   The Exchange Offer is for any and all Old
Certificates.

          2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned
"The Exchange Offer - Conditions."

          3.   Any transfer taxes incident to the transfer of Old
Certificates from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

          4.   The Exchange Offer expires at 5:00 p.m., New York
City time, on the Expiration Date unless extended by the Company.

If you wish to have us tender your Old Certificates, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Certificates.